UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

Current Report On

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

April 30, 2003

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-01245	WISCONSIN ELECTRIC POWER COMPANY	39-0476280
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201
(414) 221-2345

WISCONSIN ELECTRIC POWER COMPANY

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

Summary Financial Information

The following summary of certain financial information should be read in connection with the financial statements and other information contained in Wisconsin Electric Power Company's Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q to be filed for the quarter ended March 31, 2003.

Condensed Income and Related Information of Wisconsin Electric Power Company
			Twelve
	Three Months Ended March 31,		Months Ended	Year Ended December 31,
	2003 (1)	2002	March 31, 2003	2002	2001	2000
(Dollars in Millions)	(Unaudited)
Operating Revenues . .	$718.8	$586.7	$2,428.0	$2,295.9	$2,318.7	$2,185.0
Operating Income . . . .	$132.5	$129.5	$488.3	$485.3	$476.0	$393.9
Net Income . . . . . . . .	$ 75.4	$ 66.4	$268.2 (2)	$259.2 (2)	$246.5	$164.7 (3)
Ratio of Earnings To
Fixed Charges (4) . . .	5.3x		4.7x	4.5x	3.9x	2.9x

_____________________

  The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results which may be expected for the entire fiscal year 2003 because of seasonal and other factors.
  The Company's net income for 2002 reflects a $10.6 million after-tax charge to settle the Giddings & Lewis, Inc./City of West Allis litigation.
  The Company's net income for 2000 reflects $43.9 million of non-recurring after-tax charges primarily related to severance benefits and other items associated with the WICOR, Inc. merger ($34.3 million) and a contribution to the Wisconsin Energy Foundation to assist it in becoming self-funded ($9.6 million) .
  For these ratios, "earnings" is determined by adding net income (including total allowances for funds used during construction) plus current and deferred income taxes plus fixed charges and subtracting undistributed equity in earnings of unconsolidated affiliate. "Fixed charges" consists of interest charges, amortization of debt expenses, and amounts representing the interest factors of nuclear fuel rental expense and of a long-term power purchase contract accounted for as a capital lease. Our ratios of earnings to fixed charges for 1999 and 1998 were 3.4 x and 3.1x, respectively.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
(c)	Exhibits:
The following Exhibits are filed with this Form 8-K report:

12	Statements of computation of ratios

12.1 Statement of Computation of Ratio of Earnings to Fixed Charges

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WISCONSIN ELECTRIC POWER COMPANY
(Registrant)

/s/ STEPHEN P. DICKSON
Date: April 30, 2003	Stephen P. Dickson -- Controller and
Principal Accounting Officer